Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATION FILED 09:00 AM 01/28/1999 991036054 - 2681378

CERTIFICATE OF AMENDMENT AND RESTATEMENT OF THE

CERTIFICATE OF INCORPORATION

OF

ALEKS EDUCATIONAL SYSTEMS, CORP.

1. (a) The present name of the Corporation (hereinafter called the “corporation”) is ALEKS Educational Systems, Corp.

(b) The name under which the corporation was originally incorporated is ALEKS Educational Systems, Corp., and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is November 6, 1996.

2. The certificate of incorporation is hereby amended by striking out Articles First, Second, Third, Fourth, Sixth and Seventh thereof and by substituting in lieu thereof new Articles First, Second, Third, Fourth, Sixth Seventh, Eighth, Ninth, Tenth and Eleventh which are set forth in the Restated Certificate of Incorporation hereinafter provided for.

3. The provisions of the certificate of incorporation of the corporation as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of ALEKS Educational Systems, Corp. without any further amendment other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

4. The amendments and restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

5. The certificate of incorporation of the corporation, as amended and restated herein, shall at the effective time of the following restated certificate of incorporation, read as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

ALEKS EDUCATIONAL SYSTEMS, CORP.

FIRST: The name of the corporation (hereinafter called the “corporation”) is ALEKS Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the corporation is to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. In addition, and not in limitation or derogation of the preceding sentence, the corporation is authorized to apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof (including, without limitation, any and all kinds of computer software and systems).

(b) Letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade names, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America, the District of Columbia, any state or subdivision thereof, and any commonwealth, territory, possession, dependency, colony, agency or instrumentality of the United States of America and of any foreign country, and all rights connected therewith or appertaining thereunto; and

(c) franchises, licenses, grants, and concessions.

The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the corporation, and the purposes and powers herein specified shall not be limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of this certificate of incorporation; provided, that the corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Delaware which, under the laws thereof, the corporation may not lawfully conduct, promote, or exercise.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand, nine hundred, fifty (1,950.00). The par value of each of such shares is one dollar ($1.00). All such shares are of one class and shares of Common Stock.

FIFTH: The name and the mailing address of the incorporator are as follows:

CorpAmerica, Inc.

30 Old Rudnick Lane

Dover, DE 19901

SIXTH: The corporation is to have perpetual existence.

SEVENTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them, and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof; or on the application of any receiver or receivers appointed for the corporation under §291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution, or of any receiver or receivers appointed for the corporation under §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.

The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the

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total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

2.	After the original or other By-laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of §109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of §141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

3.	Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of § 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

4.	At any election of directors of the corporation, each holder of the corporation’s common stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast (in the absence of this subsection 4 of this Article Eighth) for the election of directors, multiplied by the number of directors to be elected, and each holder of the common stock may cast all of such votes for a single director, or may distribute such votes among any two or more directors as such holder may see fit.

NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

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TENTH: The corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

6. The Restated Certificate of Incorporation of ALEKS Educational Systems, Corp. and the amendments herein certified shall be effective immediately upon the filing of this Certificate of Amendment and Restatement of the Certificate of Incorporation of ALEKS Educational Systems, Corp.

Signed on: January 26, 1999

/s/ Jean-Claude Falmagne
Jean-Claude Falmagne
President

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State of Delaware Secretary of State Division of Corporations Delivered 06:23 PM 08/01/2005 Filed 06:19 PM 08/01/2005 SRV 050633008 – 2681378 FILE

CERTIFICATE OF AMENDMENT OF

RESTATEED CERTIFICATE OF INCORPORATION OF

ALEKS CORPORATION

(FORMERLY ALEKS EDUCATIONAL SYSTEMS, CORP.)

1. The name of the Corporation (hereinafter called the “Corporation”) is ALEKS CORPORATION.

2. The Restated Certificate of Incorporation is hereby amended by striking out Article “FOURTH” thereof and by substituting in lieu of said Article the following new Article:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one and one-half million (1,500,000). The par value of each of such shares is one cent ($.01). All such shares are of the same class and are shares of Common Stock.

“Pursuant to Section 242 of the General Corporation Law of the State of Delaware, upon the effectiveness of the Amendment to the Corporation’s Restated Certificate of Incorporation inserting this new Article FOURTH thereof (the “Effective Time”), each one (1) outstanding share of Common Stock, par value $1.00 per share, outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be automatically converted into five hundred (500) shares of Common Stock, par value $.01per share (“New Common Stock”).

“Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (“Old Certificates”) for cancellation pursuant to procedures Adopted by the Corporation, a certificate(s) representing the number of shares of New Common Stock (“New Certificates”) into which and for which the shares of Old Common Stock, formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates.”

3. The foregoing amendments of the Restated Certificate of Incorporation of ALEKS Corporation have been duly adopted and consent has been given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on:	/s/ Damian Lauly
Damien Lauly, Secretary

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State of Delaware Secretary of State Division of Corporations Delivered 10:08 AM 08/01/2013 Filed 10:03 AM 08/01/2013 SRV130942676 – 2681378 FILE

CERTIFICATE OF MERGER

OF

MGEH MERGER SUB, INC.

WITH AND INTO

ALEKS CORPORATION

The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1. The name and state of incorporation of each of the constituent corporations participating in the merger (the “Merger”) is as follows:

(i) MGEH Merger Sub, Inc. (“Merger Subsidiary”), which is incorporated under the laws of the State of Delaware; and

(ii) ALEKS Corporation (the “Company”), which is incorporated under the laws of the State of Delaware.

2. An Agreement and Plan of Merger, dated June 19, 2013 (the “Merger Agreement”), by and among the Company, Merger Subsidiary, McGraw-Hill Global Education Holdings, LLC, MGEH Merger Sub Parent, LLC and Shareholder Representative Services LLC, as the stockholders’ representative, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 (and with respect to Merger Subsidiary, Section 228) of the DGCL.

3. The surviving corporation in the Merger is the Company, which will continue its existence under the name ALEKS Corporation.

4. The certificate of incorporation of the Company, as in effect immediately prior to the Merger, shall be amended and restated in its entirety pursuant to the Merger to read as set forth on Exhibit A attached hereto, and, as so amended, shall be the certificate of incorporation of the surviving corporation until amended as provided in such certificate of incorporation or by applicable laws.

5. The Merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

6. The executed Merger Agreement is on file at the office of the surviving corporation, the address of which is: 15460 Laguna Canyon Road, Irvine, CA 92618.

7. A copy of the Merger Agreement will be furnished by the surviving corporation, on request, and without cost, to any stockholder of either the Company or Merger Subsidiary.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by an authorized officer on the 1st day of August, 2013.

ALEKS CORPORATION

By:	/s/ Patrick Milano
	Name:	Patrick Milano
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALEKS CORPORATION

FIRST: The name of this corporation (the “Corporation”) shall be ALEKS CORPORATION.

SECOND: Its registered office in the State of Delaware is to be located at 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901, and the name of its registered agent at such address is National Corporate Research, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) authorized shares of common stock, $0.01 par value per share.

FIFTH: The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation (the “By-laws”). The election of directors of the Corporation need not be by ballot unless the By-laws so require.

The following persons have been appointed to the Board of Directors to serve as directors of the Corporation, until their respective successors have been elected and qualified or until their earlier resignation, removal or death, in accordance with the By-laws:

NAME:	ADDRESS:
Brian Kibby	2 Penn Plaza, 20th Fl. New York, NY 10121
Patrick Milano
Lloyd G. Waterhouse

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the By-laws.

SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the DGCL, as the same may be amended and supplemented. Any repeal or modification of the foregoing shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to the limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article Eighth shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

NINTH: Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniarily or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that person is a Related Person is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken, and any director of the Corporation who is also a Related Person may be counted in determining the existence of a quorum at any meeting of the board of directors during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated entity without regard to the fact that such person is also a director or officer of such subsidiary or affiliated entity.

Any contract, transaction or act of the Corporation or of the directors that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, each of (x) any director or officer of the Corporation who is also an officer, director, employee, managing director or other affiliate of Apollo Management VII, L.P., on behalf of its investment funds (“Apollo”) or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law: (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, or Apollo or its affiliates and (y) the Corporation, the Covered Manager Person shall not, to the fullest extent permitted by applicable law, have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person: (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation, provided, however, in each case, that any corporate opportunity which is expressly offered to a Covered Manager Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ninth.

This Article Ninth may not be amended, modified or repealed without the prior written consent of each of the Managers.

TENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth.

ELEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.